EXHIBIT 99.2
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                    SUBSIDIARIES OF PARENT HOLDING COMPANIES
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                  The following are the respective "subsidiaries" of the
individual reporting persons treated as "parent holding companies":

                  BOAS and RUOCCO
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                  Carl Marks Management Company, L.P., a registered investment adviser (501,800 shares).

                  Carl Marks Offshore Management, Inc., an unregistered investment adviser holding less than 1% (0.2%) of the outstanding shares in accordance with Rule 13d-1(b)(ii)(G).


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